Exhibit 99.5

May 29, 2026

KLA-iBotics Holdings Limited

淦鎧艾博控股有限公司

Unit 801, 8th Floor, Tower 2

The Quayside, 77 Hoi Bun Road

Kwun Tong, Kowloon

Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of KLA-iBotics Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Kuok Wai Sio
Name:	Kuok Wai Sio